EXHIBIT 10.45
SUMMARY OF VESTING TERMS FOR 2007 GRANTS TO CHEN, VAN DER VORST, BEARD, NATHAN AND CAPELLI
The Stock Options, Time Vested Restricted Stock and Performance Based Restricted Stock referenced in the February 23, 2007 letter to John Chen and the February 26, 2007 letters to each of Pieter Van der Vorst, Marty Beard, Raj Nathan and Steve Capelli vest as follows:
Stock Options — Were granted with the closing price on the date of each letter agreement. Options vest 1/8th of the total option amount six months after the date of grant and the remaining shares vest 1/48th monthly such that the options will vest in full 4 years from the date of grant
Time Vested Restricted Stock — Was granted with an exercise price equal to $0.00 and shall vest on the date that is 3 years from the date of each officer’s letter agreement. Restricted stock shall not vest and shall be subject to the Company’s repurchase right if prior to the vesting date the grantee’s continuous status as an employee has terminated (as defined in the Company’s Amended and Restated 2003 Stock Plan).
Performance Based Restricted Stock — Was granted with an exercise price equal to $0.00 per share and shall be earned based on Sybase’s percentage achievement during calendar year 2007 of certain Total Revenue, Return on Invested Capital and Cash Flow from Operations targets approved by the Compensation Committee of the Sybase, Inc. Board of Directors. These restricted stock shares shall not vest and shall be subject to the Company’s repurchase right if prior to the vesting date that is 3 years from the date of grant the grantee’s continuous status as an employee has terminated (as defined in the Company’s Amended and Restated 2003 Stock Plan). The targets are weighted as follows in each grant: Total Revenue 60%, Return on Invested Capital 20% and Cash Flow from Operations 20%. Each target has a vesting ceiling of 125%.